EXHIBIT 99.1

BSD Medical to Open Trading On NASDAQ April 22

SALT LAKE CITY, April 21, 2008 (PRIME NEWSWIRE) -- BSD Medical Corporation (AMEX:BSM) announced today that it will begin trading on the NASDAQ Stock Market LLC(r) effective Tuesday, April 22, 2008. The company is switching the listing of its common stock from the American Stock Exchange to the NASDAQ stock market, and on April 22 it will open trading under the symbol NASDAQ:BSDM, replacing its former symbol AMEX:BSM.

BSD Medical believes that the electronic multiple market maker structure provided by NASDAQ will enhance the exposure and liquidity of its shares, while at the same time providing investors with the best prices, the fastest execution and lower cost per trade.

The company's objective is also to provide added visibility to its investors. NASDAQ provides the largest liquidity pool, and in 2007 became the largest U.S. stock exchange. NASDAQ is recognized as the home to the world's leading brands, and BSD Medical is pleased to join the NASDAQ Stock Market.

About BSD Medical Corporation

BSD Medical is a leading developer of medical systems used to deliver precision-focused RF or microwave energy for the treatment of cancer and other diseases and conditions. BSD Medical's cancer therapy systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with other treatments. As a biotechnology company, the "BSD" in its name represents the company's specialty in "bio-systems design." For further information visit BSD Medical's website at www.BSDMedical.com.

About NASDAQ

NASDAQ(r) is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

CONTACT:  BSD Medical Corporation
          Hyrum A. Mead
          (801) 972-5555
          Fax: (801) 972-5930
          investor@bsdmc.com